Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

BYND Cannasoft Enterprises Inc.

We consent to the inclusion in the Amendment No. 3 to the Form F-1 Registration Statement filed with the Securities & Exchange Commission, of BYND Cannasoft Enterprises Inc. (the “Company”) our report dated March 31, 2023 relating to our audit of the consolidated statement of financial position as of December 31, 2022 and consolidated statements of loss and comprehensive loss, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

March 11, 2024